Exhibit 10.2

PERFORMANCE AWARDS AGREEMENT —

ONE LIBERTY PROPERTIES, INC. AND

THIS AGREEMENT is entered into on July 1, 2019, between One Liberty Properties, Inc., a Maryland corporation (“Company”), and            , (“Participant”).

WHEREAS, the stockholders of the Company have adopted the One Liberty Properties, Inc. 2019 Incentive Plan (“Plan”); and

WHEREAS, the Compensation Committee of the Board of Directors (“Committee”) has granted, pursuant to Section 8 of the Plan, Performance Awards in the form of restricted stock units (“Units”) to the Participant pursuant to which shares of the Company’s common stock underlying the Units are issuable upon the attainment by the Company during the Performance Cycle of the Performance Criteria established by the Committee as set forth in Exhibit A hereto and made part hereof;

NOW THEREFORE, the parties hereby agree as follows:

1.              Incorporation of the Plan.  All provisions of this Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided.  Capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan. The Participant acknowledges receipt of the Plan.

2.              Grant Date.  Pursuant to the Plan, the Company, effective as of July 1, 2019 (the “Grant Date”), grants to the Participant a Performance Based Award in the form of          Units, subject to the terms and conditions of the Plan and those set forth herein.

3.              Terms and Conditions.  Except as otherwise provided herein, the Units remain non-vested and subject to substantial risk of forfeiture.  If the Participant’s relationship with the Company terminates for any reason during the Performance Cycle (other than as contemplated by Section 5 of this Agreement), the Units are forfeited by the Participant and will be null and void.

4.              Issuance of Shares.  As soon as practicable after the Units become vested and non-forfeitable, the Participant is entitled to receive one share (the “Share” or “Shares”) of Company common stock for each vested Unit.  In the event that a fraction of a Share would be issued, the number of Shares to be issued shall be rounded to the nearest whole share. Any delivery of Shares under this Agreement may be made by delivery of a share certificate or by means of a credit of Shares in book entry form.

5.              Vesting.  The Units awarded to the Participant, except as otherwise provided herein, become vested and non-forfeitable to the extent, but only to the extent, that the Committee determines that the applicable Performance Criteria set forth in Exhibit A have been satisfied at the end of the Performance Cycle (the “Vesting Date”).    Notwithstanding the forfeiture provision of Section 3 hereof, the interest of the Participant in the Units vest as follows:

(a)                                 a pro rata number of Units upon termination of the Participant’s relationship with the Company due to death, Disability or Retirement (collectively a “DDR Event”) during the Performance Cycle, but only with respect to Units that would otherwise have vested at the end of the Performance Cycle.  For the purposes of this Section 5(a), the pro rata number of Units that vest equals the product obtained by multiplying the total number of Units awarded pursuant to this Agreement by a fraction, the numerator of which is the number of days commencing July 1, 2019 and ending on the date of the DDR Event, and the denominator of which is the total number of days in the Performance Cycle.

(b)                                 All of the Units vest upon a Change of Control if the effective date thereof is after January 1, 2021.  If the effective date of the Change of Control occurs prior to or on January 1, 2021, a pro rata number of Units vest upon such Change of Control.    For the purposes of this Section 5(b), the pro rata number of Units that vest equals the product obtained by multiplying the total number of Units awarded pursuant to this Agreement by a fraction, the numerator of which is the number of days commencing on July 1, 2019 and ending on the effective date of the Change of Control, and the denominator of which is the total number of days in the period commencing July 1, 2019 and ending January 1, 2021.

(c)                                  If a Participant’s relationship with the Company terminates due to a DDR Event and subsequent thereto (but prior to June 30, 2022) there is a Change of Control, then notwithstanding anything to the contrary herein, the number of Units which vest and the number of Shares issuable to the Participant, the Participant’s guardian, personal representative or estate, as the case may be, equals the product obtained by multiplying the total number of Units subject to this Agreement by a fraction, the numerator of which is the number of days commencing July 1, 2019 and ending on the date of the DDR Event, and the denominator of which is the total number of days in the period commencing on July 1, 2019 and ending on the effective date of the Change of Control.

6.              Restrictions.  The Units awarded pursuant to this Agreement may not be sold, pledged or otherwise transferred and may not be subject to lien, garnishment, attachment or other legal process.

7.              Rights as a Stockholder.  The Recipient does not have any rights of a stockholder with respect to the Shares underlying the Units unless and until the Units vest.

8.              Disability of Participant.  In the event of the Disability of the Participant, the Shares underlying Units which have vested pursuant to this Agreement will be issued to the Participant if Participant is legally competent or, if the Participant is not legally competent, to a legally designated guardian or representative.

9.              Death of Participant.  In the event of the Participant’s death, the Shares underlying the Units which have vested and are issuable pursuant to this Agreement will be issued to the Participant’s estate, personal representative, or designated beneficiary.

10.       Taxes.  Participant is liable for any and all taxes, including withholding taxes, arising out of this grant, the vesting of Units and the issuance of Shares hereunder.

11.       Claw-back.  Participant acknowledges and agrees that the grant of the Units and the issuance of Shares is subject to the applicable provisions of any claw-back or similar policy implemented by the Company, whether implemented prior to or after the grant of this Award.

12.       Miscellaneous

(a)                                 Neither this Agreement nor the granting or vesting of Units confers upon the Participant any right to continue in the employ of the Company or an affiliate, nor does it interfere in any way with the right of the Company or an affiliate to terminate Participant’s relationship with the Company at any time.

(b)                                 The parties agree to execute such further documents and instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement, including without limitation the imposition of appropriate legends on the Shares and the issuance of “stop transfer” orders to implement the restrictions imposed herein.

(c)                                  This Award is governed by the laws of the State of Maryland (without regard to its choice of law principles) and applicable Federal law.

(d)                                 For the purpose of this Agreement, a Participant’s relationship with the Company is deemed to terminate when the Participant is no longer serving the Company or its Subsidiaries as an officer, director, employee or consultant.

(e)                                  Except as may otherwise be permitted under the Plan, the Committee has the right to amend this Agreement, prospectively or retroactively; provided that no such amendment or alteration shall adversely affect Participant’s material rights under this Agreement without Participant’s consent and pursuant to a writing executed by the parties hereto which specifically states that it is amending this Agreement.

(f)                                   This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.  They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

(g)                                  Except as expressly stated herein to the contrary, this Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

(h)                                 The Units granted to the Participant will be credited to a separate account maintained on the books of the Company (the “Account”). All amounts credited to Participant’s Account under this Agreement will continue for all purposes to be a part of the general assets of the Company. Participant’s interest in the Account makes Participant only a general, unsecured creditor of the Company.

This Agreement has been executed and delivered by the parties as of the date hereof.

ONE LIBERTY PROPERTIES, INC.

By:
David W. Kalish, Chief Financial Officer

Signature of Participant

Name of Participant

Participant’s Social Security Number

EXHIBIT A

PERFORMANCE CRITERIA

The number of Restricted Stock Units (“Units”) that shall vest, if any, will be determined by the Compensation Committee as soon as practicable after the completion of a three year Performance Cycle (which commences July 1, 2019 and ends on June 30, 2022), using the following Performance Criteria:

Return on Capital:  One-half of the awarded Units, or an aggregate of              Units, are subject to an average annual return on capital metric for the period from July 1, 2019 through June 30, 2022.  For all of the Units subject to the return on capital metric to vest and for the underlying shares of the Company’s common stock be issued to the Participant, the average of the annual return on capital during the Performance Cycle must be at least 9.75%.  For a portion of these Units to vest and for underlying shares of the Company’s common stock to be issued with respect to the Units which vest, the average of the annual return on capital for the Performance Cycle must exceed 7%.  If the average of the annual return on capital exceeds 7%, but is less than 9.75% for the Performance Cycle, then a pro rata number of Units shall vest and the underlying shares of the Company’s common stock with respect to the Units which vest will be issued.  Return on capital means adjusted funds from operations, as determined below, divided by average capital, as determined below.  Adjusted funds from operations means funds from operations, determined in accordance with the National Association of Real Estate Investment Trusts definition, adjusted for straight-line rent accruals and amortization of lease intangibles, and adding and deducting gains and losses, respectively, on sales of properties. Gains and/or losses on property sales shall equal the sales price for a property less the purchase price, costs of capital improvements and costs of sale.  Such return shall be calculated for each twelve month period beginning July 1, 2019.  Average capital is defined as stockholders’ equity, plus depreciation and amortization, adjusted for intangibles, and for each twelve month period during the Performance Cycle, shall be measured by reference to the quotient obtained by dividing (a) the sum of the capital as of July 1 and the following June 30 by (b) two.  As in the case of the total stockholder return metric, the average annual return on capital shall be determined for each twelve month period beginning July 1, 2019, 2020 and 2021, and whether and to the extent an award vests, will be based on the average of such averages.

Total Stockholder Return:  One-half of the awarded Units, or an aggregate of              Units, are subject to a total stockholder return metric average for the period from July 1, 2019 through June 30, 2022.  Each year (July 1st through the following June 30th) total stockholder return for such year shall be calculated using the following formula:  the closing price per share on the NYSE of the Company’s common stock at the end of the measuring period (the applicable June 30th) minus the closing price per share on the NYSE of the Company’s common stock at the start of the measuring period (the applicable July 1st) plus all dividends paid during the measuring period shall be divided by the closing price per share on the NYSE of the Company’s common stock at the commencement of the measuring period (the applicable July 1st).  Once total stockholder return has been calculated for each of the three years in the Performance Cycle, an average of such three year total stockholder return shall be determined.  In order for all of these Units to vest and the underlying shares of the Company’s common stock to be issued, the average total stockholder return for the three year period must be 12.75% or higher, and for a portion of the Units to vest and the underlying shares of the Company’s common stock be issued, the average total stockholder return for the three year period must exceed 7%.  If the average annual total stockholder return exceeds 7%, but is less than 12.75% for the three year period, then a pro rata number of Units shall vest and the underlying shares of the Company’s common stock with respect to the Units which vest shall be issued.